CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to Registration Statement No. 002-85030 on Form N-1A of our report dated November 21, 2014, relating to the financial statements and financial highlights of Nicholas II, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2014, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Disclosure of Portfolio Holdings”, “Shareholder Reports”, and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

April 29, 2015